UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2013

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(888) 552-3750
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws

On June 5, 2013, the Company’s Board of Directors, with the agreement of 100% of shares issued and outstanding, amended its Series A Preferred Stock.  The Company expects to file an Amended Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State on June 6, 2013.  The amended Certificate of Designation designates 250,000,000 shares of Series A Preferred Stock (the “Series A Preferred Stock”), par value $.0001 per shares of the Company’s previously authorized 500,000,000 shares of preferred stock, par value $.0001 per share (the “Preferred Stock”)

Rank: All shares of the Series A Preferred Stock shall rank pari passu with the Corporation’s Class A and Class B Common Stock.

Liquidation Preference. The Series A Preferred shall have no liquidation preference over any other class of stock.

Dividend Rights.

(1)	The holders of the Series A Preferred shall receive a dividend equal to an annualized rate of $.0005 per share.

(2)	The Board of Directors shall have the following powers in relation to the dividend:

a.	determine the declaration date;
b.	determine the dates covered by the dividend;
c.	determine the date of record for the dividend;
d.	determine the payment date for the dividend;
e.	may pay the dividend either as a monthly, quarterly, bi-annual, annual or biennial dividend (which the Board may change by a simple majority vote of the Board of Directors of the Company); and
f.	may issue a special dividend in addition to the dividend rights provided herein.

(3)	Additionally, the Board may defer the dividend payment for a period of up to 12 months from the payment date.

Conversion Rights. The Series A Preferred Stock shall not be entitled to convert into any other class of stock of the Company.

Voting Rights. Except as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock or any other class or series of preferred stock) for the taking of any corporate action.

Item 8.01 Other Events.

(a) The Company is currently drafting an S-1 to be filed with the United States Securities and Exchange Commission to register 25,000,000 shares of its Series A Preferred Stock.  The Company expects the offering price to be $.015 per share for a total capital raise of $375,000.    The Company anticipates filing a 15c-211 for the Series A Preferred Stock to obtain a ticker symbol for the Series A Preferred Stock to allow it the stock to trade on the OTC once the S-1 and deemed effective and is closed by the Company.  The Company intends to use the proceeds to expand its operations in Peru and Suriname.  The Company expects that it will need the $375,000 over the next 6-9 months.  Once the Company closes the initial S-1 for the Series A Preferred it intends to file a second S-1 to raise the remaining necessary funds from the Series A Preferred Stock.

(b) While testing the Company’s joint venture project in Suriname the company determined that it may have a located a large gold vein running through the bed rock of the project.  The Company has a geologist on site to test the area and to assist in preparing geological reports on the area.  However, the Company has determined that it will not be able to execute on its initial plan to conduct alluvial mining in the area due to the fact that the gold bearing sand is only a few feet deep prior to hitting the bed rock.  The geologist will prepare a report to determine the feasibility of a core drilling program on the project.  The Company expects that it will need to raise $500,000 - $750,000 to purchase the necessary equipment to complete the drilling and prepare a 43-101 on the project.  The Company will seek to raise an initial $375,000 of which $200,000 will be used for the drilling program and the remaining $175,000 will be used to purchase equipment for the Company’s Peruvian operations, however; the use of proceeds may change as needed and determined by the Board of Directors.   The company has no timetable for the completion of the 43-101 since it depends on many factors such as, but not limited to, how long the geologist report takes and how long it takes the Company to raise the necessary funds.

(c) The Company is still conducting testing on other locations in Suriname to determine the viability of alluvial mining operation while the hard rock project is being developed.

(d) The Company began full alluvial mining operations in Peru in January 2013.  After reviewing the data from the Company’s mining operations in Peru, the Company has determined that its Peruvian operations will require an excavator for its Gorila project to be able to fully maximize its gold production.  The Gorila project has a layer of clay that slows down the amount of material that can be processed in a day.  An excavator on site will significantly increase the amount of material that can be processed.  The Company expects an excavator to cost approximately $150,000 to $175,000.  The Company intends to use the proceeds from the Preferred Stock to acquire the excavator.  Until the Company is able to acquire the excavator, the Company will not be able to process the amount of material it had originally hoped to but the Companywill continue production.  If the Company is able to maintain its current rate of production, the operations in Peru will continue to be self-sufficient or run at a minor loss.  The management has determined that by maintaining its operations in Peru, that it will be cheaper and quicker to reach full production once the excavator is on site.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
3.1	Amended Certificate of Designation of Series A Preferred Stock

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Graystone Company, Inc.

Date: June 6, 2013	By:	/s/ Joseph Mezey
Name: Joseph Mezey
Title: CFO

EXHIBIT INDEX

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
3.1	Amended Certificate of Designation of Series A Preferred Stock